EXHIBIT 99.1

MULTIMEDIA GAMES HOLDING COMPANY, INC.	PRESS RELEASE
For more information contact: Adam Chibib Chief Financial Officer Multimedia Games Holding Company, Inc. 512-334-7500	Joseph N. Jaffoni Richard Land Jaffoni & Collins Incorporated 212-835-8500 or mgam@jcir.com

MULTIMEDIA GAMES’ AMENDED CREDIT AGREEMENT
LOWERS BORROWING COSTS AND EXTENDS MATURITY DATE

- Has Cash Balance of Approximately $49 Million and Net Cash Position of Approximately
$5 Million as of June 30, 2011 -

AUSTIN, Texas, August 3, 2011 — Multimedia Games Holding Company, Inc. (Nasdaq: MGAM) (“Multimedia Games” or the “Company”) announced today that it has amended and extended its credit agreement with Comerica Bank (“Comerica”) and its other lenders to, among other items, significantly reduce effective interest rates, reduce the total borrowing capacity available under the credit agreement to $74 million from $90 million and extend the maturity date to August 2016 from April 2012.  Pursuant to the amended credit agreement, the credit facility has been restructured into three separate facilities: (i) an approximately $37 million term loan priced at 300 basis points over LIBOR; (ii) an approximately $20.6 million revolving credit facility priced at 225 basis points over LIBOR; and, (iii) an approximately $16.4 million draw-to-term loan with a 30-month draw period priced at 300 basis points over LIBOR.

The credit agreement previously consisted of a $45 million term loan priced at 450 basis points over LIBOR with a LIBOR floor of 2.00% and a $45 million revolving credit facility priced at 325 basis points over LIBOR with a LIBOR floor of 2.00%.  As of June 30, 2011, Multimedia Games had a net cash position of approximately $5 million reflecting a cash balance of approximately $49 million and approximately $44 million in outstanding borrowings.  Based on current 30-day LIBOR rates and the Company’s June 30, 2011 outstanding borrowings, Multimedia Games expects the interest rates available under the amended credit agreement will reduce annual interest expense by more than $1 million.  The Company will be required to increase its quarterly principal term loan payments from $187,500 to $925,000.

Adam Chibib, Chief Financial Officer of Multimedia Games, commented, “The extension of our credit agreement and the significant reduction in our interest rates result, in part, from the Company’s consistent cash generation(1) and ongoing progress in transitioning our business from primarily a distributor of third-party gaming machines to one that is focused on the sale and placement of our growing proprietary game portfolio.  In addition, we have adjusted the size of the credit facility to better align our borrowing capacity with our future vision.  The June 2011 quarter marks the 10th consecutive quarter that we have reduced net debt and represents the first time the Company has been in a net cash position since our fiscal 2004 third quarter ended June 30, 2004.  Over the last several years we have significantly reduced our reliance on borrowings, improved our balance sheet and increased our investment in proprietary products.  The amended credit agreement coupled with our current cash position is expected to provide the financial flexibility to further execute our strategic priorities which include investments in new game development, improving and expanding our installed base, and diversifying into new markets.  We value our relationship with Comerica and appreciate the work of all our syndicate banks to amend and extend the credit agreement.”

In addition to the reduced interest rates, the existing trailing twelve-month net debt to Consolidated EBITDA ratio of no greater than 1.5x remains unchanged in the amended credit agreement, however, the calculation of Consolidated EBITDA (as defined in the amended credit agreement) has been amended to reduce the allowance for the add-back of extraordinary non-cash charges to $7.5 million from $10 million.  The Company is now required to maintain a minimum cash balance of $10 million (up from $5 million).

Multimedia Games’ annual capital expenditure limit of $40 million remains in place but now includes a carry-over to the next fiscal year for any prior fiscal year where actual capital expenditures are less than $40 million.

Multimedia Games will pay a one-time fee of 43.5 basis points of the $74 million borrowing capacity as well as other customary fees associated with the amendment.

(1) Definition of “cash generation”
Multimedia Games’ management tracks cash generation (which is cash flow from operating activities plus cash flows from investing activities) as a relevant measure of the Company’s performance.  Cash generation helps assess the performance of operations, manufacturing investments and includes the amounts received and paid for the Company’s development agreements.  Cash generation is a comprehensive internal metric representative of the Company’s ability to pay down debt.

The Amendment and Restated Credit Agreement will be filed today with the Securities and Exchange Commission as Exhibit 99.1 to the Company’s Current Report on Form 8-K and will be accessible at the Company’s website at http://ir.multimediagames.com/sec.cfm or at www.sec.gov.

About Multimedia Games Holding Company, Inc.
Through its wholly owned subsidiaries, Multimedia Games Holding Company, Inc. (“Multimedia Games”) develops and distributes gaming technology.  The company is a creator and supplier of comprehensive systems, content and electronic gaming units for Native American gaming markets, as well as for commercial casinos and charity and international bingo markets.  Revenue is primarily derived from gaming units in operation domestically and internationally installed on revenue-sharing arrangements.  Multimedia Games also supplies the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York.  The company is focused on pursuing market expansion and new product development for Class II, Class III and VLT markets.  Additional information may be found at www.multimediagames.com.

Cautionary Language
This press release contains forward-looking statements based on Multimedia Games' current expectations, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words or phrases “will”, “expect”, or the negative or other variations thereof or comparable terminology as they relate to Multimedia Games and its business models, strategic plans, credit agreement or financial outlook are intended to identify such forward-looking statements.  All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of Multimedia Games, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia Games’ performance to differ materially from those expressed or implied by such forward looking statements.  These risks and uncertainties include, but are not limited to, the failure of Multimedia Games to successfully model and execute any strategic or financial plan, including any plan aimed at improving Multimedia Games’ competitive position, investing in, improving or expanding Multimedia Games’ installed base, or diversifying into new markets, or any plan aimed at reducing net debt; or the failure of Multimedia Games to comply with restrictions and covenants contained in the credit agreement, as amended, including, but not limited to, maintaining the required trailing twelve month net debt to Consolidated EBITDA ratio, exceeding limitations on capital expenditures or exceeding other limitations imposed by the credit agreement, or failing to pay the increased quarterly principal term loan payments pursuant to the credit agreement, any of which, among other items, would be considered an event of default under the credit agreement which could result in an acceleration of indebtedness.  Other important risks and uncertainties that may affect the Company's business are detailed from time to time in the  “Risk Factors” sections of Multimedia Games’ Annual Report on Form 10-K and elsewhere in Multimedia Games’ filings with the Securities and Exchange Commission.  Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release.  Multimedia Games expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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